Exhibit 99.1

Bsquare Reports Improved Profitability for the

Fourth Quarter and Full Year of 2014

Quarterly Earnings Per Share $0.12

Bellevue, WA – February 19, 2015 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected systems, today announced financial results for the fourth quarter and full year ended December 31, 2014.

Jerry Chase, President and Chief Executive Officer of Bsquare, commented, “Throughout 2014, by focusing and executing on our existing businesses, we made good progress on our commitment to return to sustained profitability. This effort helped us increase our earnings per share in the fourth quarter compared to the third quarter. We rounded out our executive team with the hiring of Marty Heimbigner as CFO in November and we booked and shipped our first two MobileVTM proprietary software sales in December.”

Mr. Chase continued, “In 2015, we will continue to focus on profitability and cash flow, and we will undertake new initiatives focused on our proprietary software products, MobileV and DataVTM, to enhance shareholder value.”

Q4 2014 Financial Highlights

Total revenue for the quarter was $25.6 million, up 4% compared to the third quarter of 2014 and down 1% year-over-year. Net income for the quarter was $1.4 million, or $0.12 per share, compared to net income of $691,000, or $0.06 per share, in the third quarter of 2014 and net loss of $23,000, or $0.00 per share, in the year-ago quarter. Adjusted EBITDAS for the fourth quarter of 2014 was $1.7 million, compared to $1.1 million in the third quarter of 2014 and $345,000 in the year-ago quarter. Our cash and investments (including restricted cash) increased by $1.2 million to $26.6 million during the fourth quarter of 2014.

Details as follows (unaudited, in 000’s except per share amounts):

	Three Months Ended
	12/31/2014	9/30/2014	12/31/2013
Revenue:
Third-party Software	$20,056	$19,217	$21,142
Engineering Services	4,979	4,767	4,243
Proprietary Software	560	551	444
Total Revenue	25,595	24,535	25,829
Total Gross Profit	4,764	3,963	4,516
Gross Margins:
Third-party Software	14%	14%	19%
Engineering Services	29%	20%	7%
Proprietary Software	85%	74%	56%
Total Gross Margin	19%	16%	17%
Total Operating Expenses	3,476	3,240	4,491
Net Income (Loss)	$1,396	$691	$(23)
Per Share-Diluted	$0.12	$0.06	$(0.00)
Adjusted EBITDAS*	$1,725	$1,105	$345
Cash and Investments EoQ**	$26,640	$25,471	$21,055

*   Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

** Cash and Investments EoQ includes both short and long-term amounts (long-term at 12/31/14 = $250,000).

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

Financial Commentary on Fourth Quarter 2014 Results (Comparison to Third Quarter 2014)

•

Third-party software sales increased $839,000, or 4%, due to increases in sales of Microsoft Embedded software and other third party products as well as two significant sales of the Company’s new MobileV offering totaling $1.0 million, partially offset by a reduction in sales of Windows Mobile operating systems;

•

Engineering services revenue increased $212,000, or 4%, driven primarily by recognition of $598,000 of revenue and gross profit resulting from completion of a large hand-held terminal project in Japan, partially offset by decreases in revenue in both North American and Europe as a result of fewer engineering hours in the fourth quarter compared with the prior quarter;

•

Engineering services margin increased nine percentage points to 29%, primarily due to revenue recognition from the Japanese project described above. Without this impact, engineering services margin would have been 19%;

•

Operating expenses increased $236,000, or 7%, driven primarily by increased sales expenses associated with the timing of customer bookings signed in the fourth quarter and the related sales commissions, as well as increased investment in research and development to support new product initiatives; and

•

Cash and investments increased $1.2 million primarily due to Adjusted EBITDAS contribution, partially offset by changes in working capital. Days sales outstanding (DSO) was 49 for Q4, 44 for Q3 and 57 for Q4 2013.

Full Year 2014 Financial Highlights

Total revenue for the year was $95.9 million, up 4% from 2013. Net income for 2014 was $2.3 million, or $0.20 per share, compared to net loss of $5.3 million, or $0.47 per share, in 2013. The full-year 2013 results included the negative effect of a $2.2 million increase, or $0.20 per share, in the Company’s deferred tax asset valuation allowance. Adjusted EBITDAS was positive $4.1 million for 2014 compared to negative $1.5 million in 2013. Cash and investments increased by $5.6 million during the 2014 full year period.

Details as follows (unaudited, in 000’s except per share amounts):

	Year Ended
Revenue:	12/31/2014	12/31/2013
Third-party Software	$73,933	$70,891
Engineering Services	19,669	18,704
Proprietary Software	2,314	2,513
Total Revenue	95,916	92,108
Total Gross Profit	16,527	15,025
Gross Margins:
Third-party Software	14%	16%
Engineering Services	24%	11%
Proprietary Software	75%	66%
Total Gross Margin	17%	16%
Total Operating Expenses	14,043	18,128
Net Income (Loss)	$2,345	$(5,257)
Per Share-Diluted	$0.20	$(0.47)
Adjusted EBITDAS*	$4,090	$(1,504)
Cash and Investments EoQ**	$26,640	$21,055

*   Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

** Cash and Investments EoQ includes both short and long-term amounts (long-term at 12/31/14 = $250,000).

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

Financial Commentary on 2014 Full Year Results (Comparison to 2013 Full Year results)

•

Third-party software sales increased by $3.0 million, or 4%, with the majority of the increase driven by Microsoft Embedded software sales partially offset by declines in sales of both Adobe Flash, which was due to a significant sale in Q4 2013, and Windows Mobile operating systems;

•

The increase in engineering services revenue of $1.0 million, or 5%, was driven primarily by the previously mentioned completion of two large hand-held terminal projects in Japan, partially offset by lower revenue in North America;

•

The decrease in third-party software margin, down two percentage points, was driven primarily by a heavier concentration of sales of the lower margin product line of Microsoft Embedded software, lower rebates as well as the previously mentioned Adobe Flash sale that benefited Q4 2013;

•

The increase in engineering services margin, up 13 percentage points, was primarily due to completion of two Japan projects in 2014 (one completed in each of the second and fourth quarters), as well as improved utilization and an increase in realized rate per hour in both North America and Europe of approximately 4%. The two Japan projects, with recognized profit in 2014, added approximately 2% to the 2014 reported gross margin with a similar negative impact on 2013 margins;

•

The decrease in operating expenses of $4.1 million, or 23%, was primarily due to cost reductions enacted in Q4 2013, as well as a reduction in marketing expenses from qualified expenditures being reimbursed under a Microsoft rebate program during the year.

Q1 2015 Outlook

The Company has historically experienced seasonal fluctuations in revenue, and the first quarter has typically been the lowest revenue quarter. Management currently expects revenue for the first quarter to be in the range of $22.5 million to $24.5 million.

Conference Call

Management will host a conference call today, February 19, 2015, at 5 p.m. Eastern Standard Time (2 p.m. Pacific Standard Time.) To access the call dial 1-888-244-2459 or 1-913-981-4905 for international callers, and reference "BSQUARE Corporation Fourth Quarter 2014 Earnings Conference Call." A replay will be available for two weeks following the call by dialing 1-877-870-5176, or 1-858-384-5517 for international callers; reference pin number 8252233. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others: statements we make regarding expected operating results in future periods, such as anticipated revenue growth and profitability, and cash and investments; and strategies for customer retention, growth, product and service development, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, MobileV™, and our product and service offerings more generally; our success in leveraging strategic partnering initiatives with companies such as Microsoft, Intel, Aava Mobile, and Future Electronics; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare Contact:Investor Contact:

Marty HeimbignerBrett Maas

BSQUARE CorporationHayden IR

+1 425.519.5900+ 1 646.536.7331

investorrelations@bsquare.comBrett@haydenir.com

###

BSQUARE, the BSQUARE Logo, MobileV and DataV are trademarks of BSQUARE Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$13,127	$13,510
Short-term investments	13,263	7,295
Accounts receivable, net of allowance for doubtful accounts of $125 at December 31, 2014 and $214 at December 31, 2013	13,626	15,893
Deferred tax assets	10	12
Prepaid expenses and other current assets	717	2,313
Total current assets	40,743	39,023
Equipment, furniture and leasehold improvements, net	1,336	411
Restricted cash	250	250
Deferred tax assets	391	304
Intangible assets, net	729	863
Goodwill	3,738	3,738
Other non-current assets	54	59
Total assets	$47,241	$44,648
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$12,247	$12,746
Accounts payable	165	634
Accrued compensation	2,106	2,383
Other accrued expenses	1,539	1,249
Deferred rent, current portion	275	—
Deferred revenue	712	2,177
Total current liabilities	17,044	19,189
Deferred tax liability	144	144
Deferred rent	1,476	644
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 11,767,577 shares issued and outstanding at December 31, 2014 and 11,294,682 shares issued and outstanding at December 31, 2013	131,071	129,423
Accumulated other comprehensive loss	(846)	(759)
Accumulated deficit	(101,648)	(103,993)
Total shareholders' equity	28,577	24,671
Total liabilities and shareholders' equity	$47,241	$44,648

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Software	$20,616	$21,586	$76,247	$73,404
Service	4,979	4,243	19,669	18,704
Total revenue	25,595	25,829	95,916	92,108
Cost of revenue:
Software	17,300	17,351	64,489	60,438
Service	3,531	3,962	14,900	16,645
Total cost of revenue	20,831	21,313	79,389	77,083
Gross profit	4,764	4,516	16,527	15,025
Operating expenses:
Selling, general and administrative	3,011	3,940	12,363	15,372
Research and development	465	551	1,680	2,756
Total operating expenses	3,476	4,491	14,043	18,128
Income (loss) from operations	1,288	25	2,484	(3,103)
Other income (expense), net	17	(60)	(101)	40
Income (loss) before income taxes	1,305	(35)	2,383	(3,063)
Income tax benefit (expense)	91	12	(38)	(2,194)
Net income (loss)	$1,396	$(23)	$2,345	$(5,257)
Basic income (loss) per share	$0.12	$(0.00)	$0.20	$(0.47)
Diluted income (loss) per share	$0.12	$(0.00)	$0.20	$(0.47)
Shares used in calculation of income (loss) per share:
Basic	11,735	11,246	11,574	11,174
Diluted	11,945	11,246	11,788	11,174

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION
NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES
(In thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted EBITDAS:
Income (loss) from operations, as reported	$1,288	$25	$2,484	$(3,103)
Depreciation and amortization	146	148	624	701
Stock-based compensation expense	291	172	982	898
Adjusted EBITDAS (1)	$1,725	$345	$4,090	$(1,504)

(1)     Adjusted EBITDAS is a non-GAAP financial measure.  Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for income (loss) from operations, net income (loss), or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, the Company regards Adjusted EBITDAS as a complement to income (loss) from operations, net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999